Exhibit 10(j)

Summary of 2005 salaries and short-term incentive compensation of named executive officers

Base salaries for 2005 for the five executive officers with the highest 2004 compensation are as follows(1):

Gary D. Forsee, Chairman and Chief Executive Officer	$1,200,000
Len J. Lauer, President and Chief Operating Officer	$933,000
Robert J. Dellinger, Executive Vice President—Chief Financial Officer	$562,400
Michael B. Fuller, President-Local Telecommunication Division	$714,300
Howard E. Janzen, President-Sprint Business Solutions	$556,500

Awards under the Management Incentive Plan based on 2005 results will be determined using three variables: (1) the executive officer’s annual incentive target, (2) achievement of two objectives, described below, and (3) weightings for the objectives. The executive officer’s incentive target will be multiplied by the weightings and the payout results for each objective to calculate the actual incentive amount. Payouts can range from 0 to 200% of the respective target awards for each objective, subject to any applicable limitation in any executive officer employment agreement.

The 2005 objectives for executive officers include consolidated EVA (80%) and enterprise composite customer satisfaction (20%). Consolidated EVA is calculated as net operating profits after taxes less a charge for the carrying cost of all capital invested in the enterprise (average invested capital multiplied by weighted average cost of capital). Enterprise composite customer satisfaction will be based on third party customer satisfaction survey results.

The 2005 incentive targets approved by the Compensation Committee of the Sprint Board in February 2005 for the five executive officers with the highest 2004 compensation are as follows(1):

Gary D. Forsee	$2,040,000
Len J. Lauer	$1,120,000
Robert J. Dellinger	$490,000
Michael B. Fuller	$490,000
Howard E. Janzen	$490,000

If the proposed merger with Nextel Communications, Inc., is completed before year-end 2005, full year EVA performance will be calculated by dividing actual year-to-date performance through the most recent full month before the close of the merger by budgeted year-to-date performance for the same period and multiplying the quotient by the 2005 full year budget. The most recently completed quarterly customer satisfaction survey results available before the close of the merger will be used to proportionately assess cumulative quarterly performance and payment results.

(1)	These amounts may change in connection with the proposed merger with Nextel Communications, Inc.